Exhibit 99

For immediate release:	Contact:
June 24, 2005	Paul Fitzhenry
212-733-5469

JEAN-PAUL VALLÈS LEAVES PFIZER BOARD OF DIRECTORS

NEW YORK, June 24 - Pfizer Inc said today that Jean-Paul Vallès, Ph.D., a member of the company’s Board of Directors, has resigned from the Board.

Vallès is Chairman Emeritus and Director of Minerals Technologies Inc., a resource-and-technology-based mineral products company. He joined Pfizer’s Board of Directors in 1980 and is a former Vice Chairman of Pfizer. He resigned for personal reasons.

“Jean-Paul Vallès has made many important contributions to Pfizer and our Board during his long service,” said Hank McKinnell, Pfizer chairman and chief executive officer. “We greatly value the insight and experience he has brought to our company during an era of significant growth and success for Pfizer.”

# # # # #